Schedule 5(c)

The Reporting Persons engaged in the following transactions in the last 60 days (all as reported on Form 4):

•	06/13/2025 – MWM PIC, LLC sold 300,000 shares of Common Stock at a price of $7.3302 per share
•	06/12/2025 – MWM PIC, LLC sold 7,103,000 shares of Common Stock at a price of $7.4342 per share
•	05/15/2025 – Bellevue Capital Partners, LLC sold 100,000 shares of Common Stock at an volume weighted average price of $7.99 per share.
•	05/05/2025 – Bellevue Capital Partners, LLC sold 20 call options to purchase 2,000 shares of Common Stock a price of $7.50, expiring on 07/18/2025
•	05/02/2025 – Bellevue Capital Partners, LLC sold 16,000 call options to purchase 1,600,000 shares of Common Stock at a price of $7.50, expiring on 07/18/2025